Exhibit (d)(3)

Execution Version

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (the “Agreement”), entered into as of the twenty-first day of September 2021, by and between BRECKENRIDGE GEOPHYSICAL, LLC and WILKS BROTHERS, LLC both of whose address is 17018 Interstate Highway 20, Cisco, Texas 76437 (collectively, “Wilks”) and DAWSON GEOPHYSICAL COMPANY whose address is 508 West Wall Street, Suite 800, Midland, Texas 79701 (“Dawson”), is to assure the protection and preservation of the confidential and/or proprietary information made available by either party to this Agreement in connection with a potential transaction between or among Wilks and Dawson. (“Purpose”). Each of Wilks and Dawson are a “Party” and may be collectively referred to as the “Parties”.

1.    Confidential Information. The term “Confidential Information” shall mean any and all materials and/or information (including oral, written, visual, graphical, electronic, or any other form of communication) that the Disclosing Party (defined below) has furnished or is furnishing to the Receiving Party (defined below) or its Representatives (defined below), whether furnished before or after the date of this Agreement, whether tangible or intangible and in whatever form or medium provided, as well as all information generated by the Receiving Party or by its Representatives that contains, reflects, or is derived from the furnished information.

a.	“Disclosing Party” means a Party that provides or supplies Confidential Information to the other Party.

b.	“Receiving Party” means a Party that receives Confidential Information from the other Party.

2.    Non-Disclosure. In consideration of the Disclosing Party’s disclosure to the Receiving Party of the Confidential Information, the Receiving Party agrees that it will keep the Confidential Information confidential and that the Confidential Information will not, without the prior written consent of the Disclosing Party, be disclosed by the Receiving Party or by its officers, directors, partners, employees, affiliates, agents, representatives or agents (collectively, “Representatives”), in any manner whatsoever, in whole or in part. Moreover, the Receiving Party agrees to transmit the Confidential Information only to such of its Representatives who need to know the Confidential Information for the sole purpose of assisting the Receiving Party in the Purpose. The Receiving Party shall be fully liable for any breach of this Agreement by its Representatives and agrees, at its sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

3.    Exceptions to Confidentiality. It is understood that the foregoing obligation does not apply to: (a) Confidential Information which at the time of disclosure is in the public domain; (b) Confidential Information which is published or otherwise becomes part of the public domain through no fault of the Receiving Party; (c) Confidential Information which is already known or in the possession of the Receiving Party that was not received on a confidential basis under any prior confidentiality agreement between the Parties or was independently developed; or (d) Confidential Information that the Receiving Party received from a third party on a non-confidential basis who did not acquire such information directly or indirectly from the Disclosing Party under an obligation of confidence.

4.    Use. Receiving Party agrees to use the Confidential Information received from the Disclosing Party only for the Purpose of this Agreement. No other rights, and particularly licenses, trademarks, inventions, copyrights, patents, or any other intellectual property rights are implied or granted under this Agreement or by the disclosure of Confidential Information by the Disclosing Party. This Agreement will not restrict either Party from working with a third party in the same field of technology or for similar services covered by this Agreement, provided such Party does not disclose any of the other Party’s Confidential Information or otherwise breach the terms of this Agreement.

5.    No Publicity. Without the prior written consent of the Disclosing Party, neither the Receiving Party nor its Representatives shall disclose to any person the fact that (i) the Receiving Party has received any Confidential

Information, (ii) that discussions are taking place concerning the Purpose, or (iii) that this Agreement has been entered into.

6.    Reproduction. Confidential Information supplied is not to be reproduced in any form except as required to accomplish the intent of this Agreement.

7.    Ownership. All Confidential Information, unless otherwise specified in writing, (a) remains the property of the Disclosing Party, and (b) must be used by the Receiving Party only for the Purpose intended. Upon termination of this Agreement or the request of the Disclosing Party, all originals and copies of written, recorded, graphical or other tangible Confidential Information and any notes, memoranda, reports, summaries, compilations or other works prepared based on or derived thereof must either be returned to the Disclosing Party or destroyed; provided however, that neither the Receiving Party nor any of its Representatives shall be required to return or destroy any electronic copy of any Confidential Information that is created pursuant to such person’s standard electronic backup and archival procedures if (i) personnel whose functions are not primarily information technology, legal, or compliance in nature do not have access to such retained copies and (ii) personnel whose functions are primarily information technology, legal, or compliance in nature have access to such copies only as reasonably necessary for the performance of their information technology, legal, or compliance duties (e.g., for purposes of system recovery). Notwithstanding the foregoing, the Receiving Party and its Representatives may retain copies of Confidential Information to the extent required to defend or maintain any litigation relating to this Agreement or the Confidential Information or to the extent that such retention is required in accordance with its or such Representative’s document retention policies in order to comply with the requirements of applicable law, rule, regulation, or professional standards; provided, however, that any such information so retained shall be held in compliance with the terms of this Agreement. At the request of the Disclosing Party, the Receiving Party will furnish a certificate of an officer of the Receiving Party certifying that any Confidential Information not returned to the Disclosing Party has been destroyed.

8.    Compelled Disclosure. In the event that the Receiving Party or its Representative receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order or directive issued by a court or by a governmental body, the Receiving Party agrees (i) to notify the Disclosing Party immediately of the existence, terms, and circumstances surrounding such request, (ii) to consult with the Disclosing Party on the advisability of taking legally-available steps to resist or narrow such request, (iii) provide the Disclosing Party reasonable assistance to apply for and obtain an order of protection or other appropriate remedy; and (iv) if disclosure of such Confidential Information is required to prevent the Receiving Party from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information as is legally required and to exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

9.    No Obligation to Disclose; Disclaimer of Accuracy, Completeness. Nothing contained in this Agreement shall be construed or interpreted so as to create any duty upon Disclosing Party to disclose Confidential Information to the Receiving Party. This Agreement specifies the duties and obligations of the Receiving Party in the event that the Disclosing Party does in fact disclose Confidential Information to Receiving Party. Each Party acknowledges that although it has endeavored to include in the Confidential Information those materials that are believed to be reliable and relevant for the evaluation of the Purpose, neither Party nor its Representatives make any representation or warranty as to the accuracy or completeness of the Confidential Information. Each Party agrees that neither the Disclosing Party nor its Representatives shall have any liability, pursuant to this Agreement, to the Receiving Party or its Representatives as a result of its reliance on or use of the Confidential Information for the Purpose.

10.    Right to Disclose. Each Party warrants that it has the right to disclose all Confidential Information which it will disclose to the other Party pursuant to this Agreement, and each Party agrees to indemnify, defend and hold harmless the other from any and all claims by a third party related to the wrongful disclosure of such third party’s confidential information.

11.    Injunctive Relief. Both Parties acknowledge and agree that, in the event of any breach of this Agreement, the Disclosing Party may be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that, in addition to any other remedy to which it may be entitled at law or in equity, the Disclosing Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Agreement and/or to compel specific performance of this Agreement, and that neither the Receiving Party nor its Representatives will oppose the granting of such relief. The Receiving Party also agrees to reimburse the Disclosing Party for all costs and expenses, including reasonable attorneys’ fees, incurred by the Disclosing Party in attempting to enforce the obligations of the Receiving Party or any of its Representatives pursuant to this Section 11 when the Receiving Party has failed, after request by the Disclosing Party, to comply with such obligations.

12.    Term. This Agreement will be effective for a period of One (1) year from its effective date (the “Term”). This Agreement may be terminated at any time during the Term by mutual agreement of the Parties or upon thirty (30) days’ written notice to the other Party; except that early termination of this Agreement will not relieve the Receiving Party of its obligations under this Agreement with respect to Confidential Information disclosed prior to the effective date of termination. All of the obligations undertaken by the Parties hereunder, including the obligations to maintain the confidentiality of the Confidential Information, will survive and continue after any expiration or termination of this Agreement for a period of one (1) year from such expiration or termination date.

13.    Survival. The provisions of the Agreement which by their nature are intended to survive the termination or expiration of this Agreement (including without limitation the confidentiality provisions) shall remain in full force and effect after any termination or expiration.

14.    No Waiver. No failure or delay by either Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof.

15.    No Obligation to Contract. Each Party agrees that, unless and until a definitive agreement between the Parties with respect to the Purpose has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever by virtue of this or any other written or oral expression by it or by any of its Representatives except, in the case of this Agreement, for the matters specifically agreed to herein.

16.    Severability. If one or more provisions of this Agreement shall be held unenforceable, invalid, or illegal in any respect, such enforceability, invalidity, or illegality shall not affect any other provision of this Agreement, which shall be construed as if such unenforceable, invalid, or illegal provision had never been a part thereof.

17.    Assignment. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

18.    No Partnership or Joint Venture. The exchange of any Confidential Information between the Parties is not intended to be interpreted that the Parties have formed or will form a partnership, joint venture or other relationship. Any business relationship between the Parties, if any, must be governed by separate agreement.

19.    Notice. Any notice or communication provided for or permitted to be given in this Agreement, must be given in writing, addresses to the Party to be notified at the address set forth above unless either Party designates, in writing a different address, and must be served (a) by electronic means, to include email or facsimile, with a hard copy of such notice sent no later than the next business day as herein specified; (b) by depositing in the United States mail, certified or registered mail, return receipt requested with postage prepaid; (c) by recognized overnight or express courier; or (d) by personal delivery.

20.    Captions. Captions in this Agreement are for ease of reference only and should not be considered in the interpretation or construction of this Agreement.

21.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles. Each Party agrees that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a court of competent jurisdiction sitting in Dallas County, Texas. Each Party hereby irrevocably and unconditionally consents to the jurisdiction of any such court and hereby irrevocably and unconditionally waives any defense of an inconvenient forum to the maintenance of any action or proceeding in any such court, any objection to venue with respect to any such action or proceeding and any right of jurisdiction on account of the place of residence or domicile of any party thereto. Each Party hereby irrevocably and unconditionally waives the right to a jury trial in connection with any claim arising out of or related to this Agreement or the Confidential Information.

22.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS THEREOF, the Parties have executed this Agreement as of the effective date stated above.

BRECKENRIDGE GEOPHYSICAL, LLC

BY:	WILKS BROTHERS, LLC its sole member

By:	/s/ Matt Wilks

Name:	Matt Wilks
Title:	VP Investments

WILKS BROTHERS, LLC

By:	/s/ Matt Wilks

Name:	Matt Wilks
Title:	VP Investments

DAWSON GEOPHYSICAL COMPANY

By:

Name:	Stephen Jumper
Title:	Chairman of the Board of Directors, President and Chief Executive Officer

[Signature Page to Dawson – Wilks Confidentiality Agreement]

IN WITNESS THEREOF, the Parties have executed this Agreement as of the effective date stated above.

BRECKENRIDGE GEOPHYSICAL, LLC

BY:	WILKS BROTHERS, LLC its sole member

By:

Name:	Matt Wilks
Title:	VP Investments

WILKS BROTHERS, LLC

By:

Name:	Matt Wilks
Title:	VP Investments

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen Jumper

Name:	Stephen Jumper
Title:	Chairman of the Board of Directors, President and Chief Executive Officer

[Signature Page to Dawson – Wilks Confidentiality Agreement]